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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-63500, 333-16547, 333-71328, and 333-100233 on Form S-8 and in Registration
Statement Nos. 333-111573, 333-109096, 333-80384, 333-21493 and 333-62929 on
Form S-3 of I-Flow Corporation of our report dated March 11, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to a restatement to reflect the November 1, 2003 sale of the Spinal Specialties, Inc. business as discontinued operations and a change in accounting for goodwill and other intangible assets) appearing in this Annual Report on Form 10-K of I-Flow Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Costa Mesa, California
March 11, 2004